Exhibit 99.2

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 12, 2022 by and between First Light Acquisition Group, LLC, a Delaware series limited liability company (all of the series being collectively, the “Company”), Metric Finance Holdings I, LLC (“Metric”, and together with the Company, the “Sellers”), and Jackson Investment Group, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Sellers hold shares of Class B Common Stock, $0.0001 par value per share (the “Shares”), of First Light Acquisition Group, Inc. (“FLAG”); and

WHEREAS, the Investor desires to acquire up to 1,100,000 Shares from the Sellers at a purchase price of $1.00 per share, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows. For the avoidance of doubt, the obligations of the Sellers hereunder shall be several and not joint, or joint and several.

1.	Purchase and Sale.

(a)    Subject to the terms and conditions set forth herein, the Sellers shall sell to Investor, and Investor shall purchase from the Sellers, up to 1,100,000 Shares, at a purchase price of $1.00 per share (the “Purchase Price”) for an aggregate purchase price of up to $1,100,000, in accordance with the allocation schedule attached hereto as Exhibit A, as further described herein.

(b)    An initial purchase by the Investor from the Sellers of $450,000 (the “Initial Investment”) shall be made by the Investor on or before September 12, 2022, payable by wire transfer of immediately available funds to accounts designated in writing by the Company and Metric.

(c)    The remaining Shares shall be purchased by the Investor from the Sellers in two additional installments upon the receipt of a certificate (a “Milestone Confirmation”) from an officer of the Company certifying the achievement of the following milestones with respect to a possible business combination between FLAG and a private entity approved in writing for this purpose by the Investor (each, a “Milestone” and the corresponding payment, a “Milestone Payment”):

Milestone Amount	Date	Milestone

$450,000 (upon completion of Milestones 1, 2 and 3)	10/10/22
1. Execution of Letter of Intent
2. Completion of confirmatory diligence (technical, financial, operation and sales/marketing) and a draft
    Business Combination Agreement / Definitive Agreement exchanged
3. Development of public company readiness plan and investor roadmap

$200,000 (upon completion of Milestones 4 and 5)	12/12/22	4. Executed and announced Business Combination Agreement 5. Publicly filed Proxy Statement/Registration Statement

If an applicable Milestone has not been achieved by the date specified above, the Milestone Payments shall be due as soon thereafter as such Milestone is achieved .

(d)    Concurrently with the execution of this Agreement, the Investor shall enter into a letter agreement with FLAG, substantially in the form attached hereto as Exhibit B.

2.	Initial Closing.

(a)    The consummation of the Initial Investment (the “Initial Closing”) shall occur on September 12, 2022.

(b)    At the Initial Closing:

i)
Investor shall deliver to the Company and Metric the amount of the Initial Investment, as set forth on Exhibit A, in cash, by wire transfer of immediately available funds to accounts of the Company and Metric designated in writing by the Company and Metric to Investor;

ii)	the Company and Metric shall effect delivery of 450,000 Shares to the Investor; and

iii)
the Company and Metric shall cause the Investor to be added as a party to that certain Registration and Stockholder Rights Agreement dated September 9, 2021 among FLAG, the Company and Metric, for the purpose of providing the Investor with the same registration rights provided to the Company and Metric therein with respect to the Shares being purchased by Investor.

3.	Milestone Closings.

(a)    The consummation of each subsequent closing (each, a “Milestone Closing”) shall occur within two business days of the receipt of a Milestone Certificate.

(b)    At each Milestone Closing:

i)
Investor shall deliver to the Company and Metric the amount of the applicable Milestone Payment, as set forth on Exhibit A, in cash, by wire transfer of immediately available funds to accounts of the Company and Metric designated in writing by the Company and Metric to Investor; and

ii)	the Company and Metric shall effect delivery of the applicable number of Shares to the Investor.

4.	Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Investor that:

(a)   Organization and Corporate Power; Due Authorization. The Company is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company and the other parties hereto, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Shares to be sold by the Company have been duly authorized, and are fully paid and non-assessable.

(b)  No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the Company’s limited liability company agreement, (ii) any agreement, indenture or instrument to which the Company is a party or by which the Shares owned by the Company are bound or (iii) any law, statute, rule or regulation to which the Company is or such Shares are subject, or any agreement, order, judgment or decree to which the Company is or such Shares are subject

(c)   Title to Securities. The Company is the owner of the Shares being sold by it. Upon delivery in accordance with, and payment pursuant to, the terms hereof, the Investor will have or receive good title to the such, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions under federal and state securities laws, and (ii) liens, claims or encumbrances imposed due to the actions of the Investor.

(d)    Use of Proceeds. The proceeds to the Sellers from the Sale of the Shares will be used by the Sellers to fund the Extension Loan (as such term is defined in the Definitive Proxy Statement filed by FLAG on August 23, 2022) and general working capital purposes of FLAG.

5.	Metric Representations. In connection with the transactions contemplated hereby, Metric represents and warrants to the Investor that:

(a)  Organization and Corporate Power; Due Authorization. Metric is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of Metric. Metric possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by Metric and the other parties hereto, this Agreement shall be a legal, valid and binding agreement of Metric, enforceable against Metric in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Shares to be sold by Metric have been duly authorized, and are fully paid and non-assessable.

(b)  No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Metric of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Metric’s limited liability company agreement, (ii) any agreement, indenture or instrument to which Metric is a party or by which the Shares owned by Metric are bound or (iii) any law, statute, rule or regulation to which Metric is or such Shares are subject, or any agreement, order, judgment or decree to which Metric is or such Shares are subject

(c)    Title to Securities. Metric is the owner of the Shares being sold by it. Upon delivery in accordance with, and payment pursuant to, the terms hereof, the Investor will have or receive good title to such Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions under federal and state securities laws, and (ii) liens, claims or encumbrances imposed due to the actions of the Investor.

6.	Investor Representations. In connection with the transactions contemplated hereby, the Investor represents and warrants to the Company and Metric that:

(a)   Organization and Authority. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Investor and the other parties hereto, this Agreement shall be a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)  No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of the Investor, (ii) any agreement, indenture or instrument to which the Investor is a party or (iii) any law, statute, rule or regulation to which the Investor is subject, or any agreement, order, judgment or decree to which the Investor is subject.

(c)    Experience, Financial Capability and Suitability. The Investor is: (i) sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the Shares and has the capacity to protect its own interests, (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d)    Accredited Investor. The Investor represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption under the Securities Act only to persons who are “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act or similar exemptions under state law.

(e)    Restrictions on Transfer. The Investor understands that (i) the Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and (ii) the Shares or the book-entries representing the Shares will contain a legend in respect of such restrictions. If in the future the Investor decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only pursuant to registration under the Securities Act, or an available exemption from registration.

7.	Termination.

(a)   If, following the Initial Closing, the date by which FLAG must complete its initial business combination is not extended beyond September 14, 2022 (with FLAG continuing to meet New York Stock Exchange listing criteria upon completion of such extension), the Company and Metric shall each return its applicable portion of the Initial Investment to the Investor, payable by wire transfer of immediately available funds to an account designated in writing by the Investor, and the Investor shall return the Shares to the Company and Metric if the same have theretofore been transferred to the Investor.

(b)    Following the Initial Closing, the parties may mutually agree in writing, at any point, to terminate discussions regarding a potential business combination with respect to the private entity approved by the Investor pursuant to Section 1(c) above, and, in such event, the Investor will have no obligation to fund any subsequent Milestone Payment.

8.	Miscellaneous.

(a)   Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof, any investigations made by or on behalf of the parties and the consummation of the transactions contemplated by this Agreement.

(b)    Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(c)    Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(d)    Specific Performance. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any of the other parties hereto in accordance with the terms hereof and that the such party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

(e)   Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The words “execution”, “signed”, “signature” and words of like import in this Agreement and the Registration Rights Agreement or in any certificate, agreement or document related to this Agreement and the Registration Rights Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the U.S. Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act of the United States or the Uniform Commercial Code of the United States.

(f)  Trust Account; Waiver of Liquidation Distributions; Redemption Rights. In connection with the Shares purchased pursuant to this Agreement, the Investor hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distributions by FLAG from the trust account that was established for the benefit of FLAG’s public stockholders (the “Trust Account”), whether in the event of a liquidation of FLAG upon FLAG’s failure to timely complete an initial business combination or otherwise. In no event will the Investor have the right to redeem any Shares and receive any funds held in the Trust Account upon the successful completion of an initial business combination. In the event the Investor has any Claim against FLAG under this Agreement, the Investor shall pursue such Claim solely against FLAG and its assets outside the Trust Account and not against the property or any monies in the Trust Account. For purposes of clarity, the Investor is not waiving any redemption right or claim to funds held in the Trust Account for shares or units purchased in FLAG’s initial public offering or public aftermarket.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST LIGHT ACQUISITION GROUP, LLC

By:	William J. Weber, on behalf of Series 1 through Series 15 of First Light Acquisition Group, LLC, a Delaware series limited liability company

By:	/s/ William J. Weber
Name: William J. Weber
Title: Manager

Address:

First Light Acquisition Group, LLC
11110 Sunset Hills Road #2278
Reston, VA 20190
Attention: Michael J. Alber
E-mail: mike.alber@firstlightacquisition.com

[Signature page to Share Purchase Agreement]

METRIC FINANCE HOLDINGS I, LLC

By:	/s/ Michael Constantino
Name: Michael Constantino
Title: Chief Financial Officer

Address:

Metric Finance Holdings I,
LLC 330 Madison Avenue
New York, New York 10017
Attention: Legal Department

[Signature page to Share Purchase Agreement]

JACKSON INVESTMENT GROUP, LLC

By:	/s/ Richard L. Jackson
Name: Richard L. Jackson
Title: Chief Executive Officer

Address:

Jackson Investment Group, LLC
2655 Northwinds Parkway
Alpharetta, GA 30009
Tel: 770-643-5500
Richard L. Jackson, Chief Executive Officer

Exhibit A

Seller	Amount of Initial Investment	First Milestone	Second Milestone
First Light Acquisition Group, LLC	$336,233	$336,233	$150,000
Metric Finance Holding I LLC	$113,767	$113,767	$50,000

Total	$450,000	$450,000	$200,000